Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

June 25, 2012

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California 95051

Ladies and Gentlemen:

We have acted as special counsel for Affymetrix, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering of $105,000,000 aggregate principal amount of its 4.00% Convertible Senior Notes due 2019 (the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated June 19, 2012 (the “Underwriting Agreement”) among the Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC (the “Representatives”), as representatives of the several underwriters listed in Schedule I thereto (the “Underwriters”). The Notes are to be issued pursuant to an Indenture dated as of June 25, 2012, as supplemented by the First Supplemental Indenture relating to the Notes dated as of June 25, 2012 (together, the “Indenture”) by and between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. The Notes are convertible on the terms set forth in the Indenture into shares of common stock, $0.01 par value per share (the “Underlying Securities”) of the Company.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we advise you that, in our opinion:

i.

the Notes have been duly authorized in accordance with the Indenture, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company,

Affymetrix, Inc	2	June 25, 2012

enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability (including, without limitation, that (A) we express no opinion as to the (x) validity, legally binding effect or enforceability of any provision in the Notes that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest and (B) if any portion of the amount payable on the Notes upon an acceleration in a bankruptcy, insolvency or similar proceeding is determined to be unearned interest, a court could disallow recovery of any such portion); and

ii.	the Underlying Securities initially issuable upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP